Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2016

THIRD QUARTER FINANCIAL RESULTS

●   Results Continue to be Impacted by Challenging Global Oil and Gas and Asia Commercial Marine Markets

●   Balance Sheet Remains Strong with $1,601,000 in Net Cash at March 25, 2016

●   Debt Reduced 15% Since Prior Fiscal Year End

●   Company Enters into New $40 Million Revolving Credit Facility with Bank of Montreal

RACINE, WISCONSIN—April 26, 2016— Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2016 third quarter ended March 25, 2016.

Sales for the fiscal 2016 third quarter decreased to $41,434,000, from $60,941,000 for the same period last year. Year-to-date, sales were $123,635,000, compared to $198,456,000 for the fiscal 2015 nine months. The significant decline in fiscal 2016 sales is the result of reduced demand for the Company’s oil and gas related products in both North America and Asia driven by the global decline in oil and natural gas prices, along with softening demand in Asia for the Company’s commercial marine products. Demand from customers in Europe remains weak, while overall demand in North America remains relatively stable for the Company’s commercial marine and non-oil and gas industrial products. Currency had an unfavorable impact on fiscal 2016 sales compared to the prior year totaling $1,032,000 and $7,856,000 for the third quarter and year-to-date, respectively, due to the strengthening of the U.S. dollar against the Euro and Asian currencies.

Commenting on the results, John H. Batten, President and Chief Executive Officer, said: “Demand remained weak across many of our end markets during the fiscal 2016 third quarter. In addition, we experienced a one-off supply chain issue during the third quarter causing certain shipments to be delayed into the next few quarters. While market conditions are disappointing, we have proactively responded by restructuring our operations, implementing cost reduction initiatives, and lowering fixed costs. We will continue to adjust our operations as necessary and align our cost structure with future volumes, while maintaining our ability to execute and succeed when our markets eventually come back.”

Gross margin for the fiscal 2016 third quarter was 23.2 percent, compared to 31.2 percent in the fiscal 2015 third quarter. Gross profit for fiscal 2016’s third quarter was unfavorably impacted by reduced volumes, a less profitable product mix driven by lower sales of the Company’s oil and gas transmission products, and an unfavorable currency impact. These unfavorable items were partially offset by improved efficiencies and realization of recent cost savings initiatives. Year-to-date, gross margin was 23.8 percent, compared to 32.0 percent for the fiscal 2015 nine months.

For the fiscal 2016 third quarter and nine months, marketing, engineering and administrative (ME&A) expenses declined $1,597,000 (10.2 percent) and $4,181,000 (8.7 percent), respectively. These decreases were primarily due to reduced bonus expense, headcount reductions, currency movements and general cost containment measures, partially offset by increases related to pension expense and corporate development activities.

The Company previously announced restructuring actions expected to generate $4,300,000 in annualized savings through reductions in the base salaries of the Company’s corporate officers, the elimination of salaried positions, reductions in base salaries and wages of salaried and hourly employees at the Company’s headquarters and domestic manufacturing facilities, temporary layoffs at its Racine operation and headcount reductions at certain foreign subsidiaries. The Company has recorded restructuring charges of $272,000 in the fiscal 2016 third quarter and $787,000 year-to-date.

As previously mentioned in the fiscal 2016 second quarter news release, the Company sold the assets and distribution rights of its distribution entity covering the southeast U.S. territory for approximately $4,100,000, resulting in a net operating gain of $445,000.

The fiscal 2016 third quarter tax rate was 81.6 percent, compared to the fiscal 2015 third quarter rate of 18.8 percent. The fiscal 2016 year-to-date rate was 51.5 percent, compared to the fiscal 2015 comparable rate of 31.8 percent. During the third quarter of fiscal 2016, the Company recorded the favorable impact of $2,400,000 of foreign tax credits associated with the repatriation of cash from certain foreign entities. Adjusting for this non-recurring tax benefit, the quarter and year-to-date fiscal 2016 effective tax rates would be 34.3 percent and 36.0 percent, respectively. The fiscal 2016 third quarter rate was also favorably impacted by certain provision to return adjustments.

Net loss attributable to Twin Disc for the fiscal 2016 third quarter was ($963,000), or ($0.09) per diluted share, compared to earnings of $2,946,000, or $0.26 per diluted share, for the fiscal 2015 third quarter. Year-to-date, the net loss attributable to Twin Disc was ($7,586,000), or ($0.68) per diluted share, compared to earnings of $10,736,000, or $0.95 per diluted share for the fiscal 2015 nine months.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were ($2,732,000) for the fiscal 2016 third quarter, compared to $6,243,000 for the fiscal 2015 third quarter. For the fiscal 2016 nine-month period, EBITDA was ($8,549,000), compared to $23,899,000 for the fiscal 2015 comparable period.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary stated: “We have significantly strengthened our balance sheet and capital structure over the years, achieving a debt to total capital ratio of 8.3 percent as of March 25, 2016. This has provided the Company with substantial financial flexibility and confidence to weather this downturn in our markets. We continue to take actions to be more efficient in our capital management and reduce the amount of capital required to manage our business. Inventories have declined 13.4 percent since June 30, 2015 and 22.8 percent since March 27, 2015, and we expect additional reductions throughout the remainder of the year. Finally, we are pleased to report that we have finalized a new revolving credit agreement effective April 22, 2016. We are confident that this new agreement will provide sufficient financial flexibility, allowing us to pursue growth and productivity initiatives as we work through this difficult business cycle. We will continue to proactively manage our balance sheet to control expenses, reduce liabilities, and increase liquidity.”

Mr. Batten concluded: “Our six-month backlog at March 25, 2016 was $39,952,000 compared to $34,604,000 at December 25, 2015 and $47,828,000 at March 27, 2015. The sequential increase in our backlog was due to an uptick in orders for industrial, marine, and aftermarket products, as well as delays of certain shipments in the fiscal 2016 third quarter, as a result of a non-recurring issue in our supply chain. Despite the improvement in backlog, we believe many of our markets will remain challenging for the balance of the calendar year as sustained lower oil prices and slowing global economies impact demand. Maintaining a solid balance sheet provides us with significant flexibility to withstand this challenging cycle. In addition, we have an experienced and dedicated leadership team in place to improve our competitiveness and opportunities for growth. I remain confident in our ability to withstand this difficult period and emerge a stronger and more resilient company.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on Tuesday, April 26, 2016. To participate in the conference call, please dial 888-510-1765 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. April 26, 2016 until midnight May 3, 2016. The number to hear the teleconference replay is 877-870-5176. The access code for the replay is 8459867.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except per-share data; unaudited)

	Quarter Ended		Three Quarters Ended
	March 25, 2016	March 27, 2015	March 25, 2016	March 27, 2015

Net sales	$41,434	$60,941	$123,635	$198,456
Cost of goods sold	31,816	41,935	94,222	134,958
Gross profit	9,618	19,006	29,413	63,498

Marketing, engineering and administrative expenses	14,072	15,669	43,905	48,086
Restructuring expenses	272	-	787	-
Other operating (income)	-	-	(445)	-
(Loss) earnings from operations	(4,726)	3,337	(14,834)	15,412

Interest expense	156	122	356	436
Other (income) expense, net	187	(539)	260	(1,021)

(Loss) earnings before income taxes and noncontrolling interest	(5,069)	3,754	(15,450)	15,997
Income tax (benefit) expense	(4,138)	707	(7,955)	5,088

Net (loss) earnings	(931)	3,047	(7,495)	10,909
Less: Net earnings attributable to noncontrolling interest, net of tax	(32)	(101)	(91)	(173)
Net (loss) earnings attributable to Twin Disc	$(963)	$2,946	$(7,586)	$10,736

(Loss) earnings per share data:
Basic (loss) earnings per share attributable to Twin Disc common shareholders	$(0.09)	$0.26	$(0.68)	$0.95
Diluted (loss) earnings per share attributable to Twin Disc common shareholders	$(0.09)	$0.26	$(0.68)	$0.95

Weighted average shares outstanding data:
Basic shares outstanding	11,207	11,277	11,201	11,276
Diluted shares outstanding	11,207	11,279	11,201	11,280

Dividends per share	$-	$0.09	$0.18	$0.27

Comprehensive income (loss):
Net (loss) earnings	$(931)	$3,047	$(7,495)	$10,909
Other comprehensive (loss) income:
Benefit plan adjustments, net	671	542	2,215	1,545
Foreign currency translation adjustment	1,941	(5,892)	(2,189)	(14,762)
Comprehensive income (loss)	1,681	(2,303)	(7,469)	(2,308)
Less: Comprehensive income attributable to noncontrolling interest	(33)	(46)	(81)	(87)

Comprehensive income (loss) attributable to Twin Disc	$1,648	$(2,349)	$(7,550)	$(2,395)

Reconciliation of Consolidated net (LOSS) Earnings to EBITDA

(In thousands; unaudited)

	Quarter Ended		Three Quarters Ended
	March 25, 2016	March 27, 2015	March 25, 2016	March 27, 2015
Net (loss) earnings attributable to Twin Disc	$(963)	$2,946	$(7,586)	$10,736
Interest expense	156	122	356	436
Income taxes	(4,138)	707	(7,955)	5,088
Depreciation and amortization	2,213	2,468	6,636	7,639
(Loss) earnings before interest, taxes, depreciation and amortization	$(2,732)	$6,243	$(8,549)	$23,899

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; unaudited)

	March 25,	June 30,
	2016	2015
ASSETS
Current assets:
Cash	$13,400	$22,936
Trade accounts receivable, net	32,644	43,883
Inventories	69,495	80,241
Deferred income taxes	5,398	4,863
Other	12,257	17,907

Total current assets	133,194	169,830

Property, plant and equipment, net	53,178	56,427
Goodwill, net	12,678	12,789
Deferred income taxes	13,294	4,878
Intangible assets, net	2,119	2,186
Other assets	3,947	3,752

TOTAL ASSETS	$218,410	$249,862

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,571	$3,571
Accounts payable	15,144	20,729
Accrued liabilities	22,216	32,754

Total current liabilities	40,931	57,054

Long-term debt	8,227	10,231
Accrued retirement benefits	35,459	38,362
Deferred income taxes	873	1,093
Other long-term liabilities	1,917	2,955

Total liabilities	87,407	109,695

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 13,099,468; no par value	11,530	12,259
Retained earnings	181,180	190,807
Accumulated other comprehensive loss	(35,445)	(35,481)
	157,265	167,585
Less treasury stock, at cost (1,749,294 and 1,832,121 shares, respectively)	26,790	28,057

Total Twin Disc shareholders' equity	130,475	139,528

Noncontrolling interest	528	639
Total equity	131,003	140,167

TOTAL LIABILITIES AND EQUITY	$218,410	$249,862

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	For the Three Quarters Ended
	March 25, 2016	March 27, 2015

Cash flows from operating activities:
Net (loss) earnings	$(7,495)	$10,909
Adjustments to reconcile net (loss) earnings to cash (used) provided by operating activities:
Depreciation and amortization	6,636	7,639
Restructuring expenses	276	-
Provision for deferred income taxes	(9,180)	(307)
Other non-cash changes, net	1,049	602
Net change in operating assets and liabilities	3,379	(3,343)
Net cash (used) provided by operating activities	(5,335)	15,500

Cash flows from investing activities:
Proceeds from sale of business	3,500	-
Proceeds from life insurance policy	2,002	-
Acquisitions of fixed assets	(3,554)	(5,898)
Proceeds from sale of fixed assets	93	210
Other, net	(270)	1,553
Net cash provided (used) by investing activities	1,771	(4,135)

Cash flows from financing activities:
Payments of notes payable	-	(30)
Borrowings under revolving loan agreement	60,187	61,135
Repayments under revolving loan agreement	(62,191)	(67,100)
Proceeds from exercise of stock options	12	15
Dividends paid to shareholders	(2,041)	(3,047)
Dividends paid to noncontrolling interest	(192)	(219)
Excess tax benefits (shortfall) from stock compensation	(267)	(36)
Payments of withholding taxes on compensation	(190)	(313)
Net cash used by financing activities	(4,682)	(9,595)

Effect of exchange rate changes on cash	(1,290)	(2,920)

Net change in cash	(9,536)	(1,150)

Cash:
Beginning of period	22,936	24,757

End of period	$13,400	$23,607

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